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EXHIBIT 5

                                January 9, 2001

City National Corporation
City National Center
400 North Roxbury Drive
Beverly Hills, California 90010

Ladies and Gentlemen:

         At your request, the undersigned, Barbara S. Polsky, Executive Vice President, General Counsel and Secretary of City National Corporation, a Delaware corporation (the "Company"), has examined the Registration Statement on Form S-3 (the "Registration Statement"), to which this letter is attached as
Exhibit 5, filed by the Company in order to register under the Securities Act of 1933, as amended, up to 65,429 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares"), which may be sold by the "Selling Stockholders" therein identified.

         I have examined the Certificate of Incorporation of the Company, and its Bylaws, and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

         Based on the foregoing and subject to compliance with applicable state securities and "Blue Sky" laws, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement and to use of my name in the prospectus constituting a part thereof.

                                       Respectfully submitted,

                                       /s/ Barbara S. Polsky
                                       --------------------------------
                                       Barbara S. Polsky
                                       Executive Vice President,
                                       General Counsel and Secretary